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                                                                    EXHIBIT 11.1
                           SEAGATE TECHNOLOGY, INC.
                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (In thousands except per share data)
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                                              Three Months Ended       Nine Months Ended
                                              --------------------    --------------------
                                              Mar. 28,    Mar. 29,     Mar. 28,    Mar. 29,
                                                1997       1996         1997        1996
                                              --------   ---------    --------    --------
PRIMARY
Weighted average number of common
  shares outstanding during the period           246,528     200,824     228,881    195,666

Incremental common shares attributable
  to exercise of outstanding options
  (assuming proceeds would be used to
  purchase treasury stock)                         8,770           -       7,439      6,994
                                                --------   ---------    --------   --------
Total shares                                     255,298     200,824     236,320    202,660
                                                ========   =========    ========   ========
Net income (loss):
  Amount                                        $256,750   $(157,478)   $598,711   $112,246
  Per share                                     $   1.01   $   (0.78)      $2.53   $   0.55

FULLY DILUTED
Weighted average number of common
  shares outstanding during the period           246,528     200,824     228,881    195,666

Incremental common shares attributable
  to exercise of outstanding options
  (assuming proceeds would be used to
  purchase treasury stock) and conversion
  of convertible subordinated debentures           8,776           -      31,974     27,856
                                                --------   ---------    --------   --------
Total shares                                     255,304     200,824     260,855    223,522
                                                ========   =========    ========   ========
Net income (loss):
  Amount                                        $256,750   $(157,478)   $598,711   $112,246
  Add 5% convertible subordinated
    debentures interest, net of income
    tax effect                                         -           -       4,376      6,171
  Add 6-1/2% convertible subordinated
    debentures interest, net of income tax
    effect                                             -           -       6,465          -
  Add 6-3/4% convertible subordinated
    debentures interest, net of income tax
    effect                                             -           -       5,663          -
                                                --------   ---------    --------   --------
Total                                           $256,750   $(157,478)   $615,215   $118,417
                                                ========   =========    ========   ========
Per share                                       $   1.01   $   (0.78)      $2.36   $   0.53
                                                ========   =========    ========   ========
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